Exhibit 5.1

To: Koninklijke Ahold N.V. Provincialeweg 11 1506 MA Zaandam, the Netherlands for the attention of the Management Board	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel +31 20 674 1000 Fax +31 20 674 1111

Amsterdam,	22 January 2016
Subject	Registration Statement – Legal opinion
Our ref	0042216-000008

Dear Sirs,

1.	We have acted as legal counsel to Koninklijke Ahold N.V. (the Company), a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Zaandam (municipality of Zaanstad), the Netherlands, and its registered office at Provincialeweg 11, 1506 MA Zaandam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 35000363, in connection with its preparation and filing with the Securities and Exchange Commission (SEC) of a Registration Statement on Form F-4 as amended on 22 January 2016 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), relating to the registration of the ordinary shares in the capital of the Company (such ordinary shares, the Ordinary Shares) to be issued and admitted to trading on Euronext in Amsterdam and Euronext Brussels as set out in the Registration Statement (the Admission).

2.	The Admission is sought in connection with the intended cross-border merger of Ahold with Delhaize Group NV/SA, a public limited liability company incorporated under the laws of Belgium (naamloze vennootschap/société anonyme), having its registered office at Osseghemstraat 53, 1080 Sint-Jans-Molenbeek (Brussels), Belgium, registered in the Commercial Register (RLE) of Brussels under number 0402.206.045 (Delhaize). In the cross-border merger with Delhaize (the Merger), at the effective time of the Merger, upon the terms and subject to the conditions of the merger agreement dated 24 June 2015 (the Merger Agreement), Ahold will issue for each issued and outstanding Delhaize ordinary share (other than any Delhaize ordinary share held in treasury by Delhaize or held by Ahold, if any) 4.75 Ahold ordinary shares (the Exchange).

3.	We have examined and relied upon the following documents in rendering this legal opinion:

(a)	the Merger Agreement;

(b)	the common draft terms of the cross-border merger (fusievoorstel) between Delhaize and Ahold dated 18 December 2015 (the Merger Proposal);

(c)	a pdf copy of the Registration Statement;

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors
Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office,
One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C. and Yangon.

(d)	an electronic copy of the registration of the Company in the Trade Register of the Chamber of Commerce (Trade Register, Handelsregister) dated 22 January 2016, and confirmed to us by telephone by the Trade Register to be correct on 22 January 2016 (the Excerpt);

(e)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company dated 28 April 1920;

(f)	a pdf copy of the articles of association (statuten) of the Company dated 28 May 2015 (the Articles of Association);

(g)	a pdf copy of the draft articles of association (statuten) of the Company as they will read as of the date of the Merger;

(h)	a pdf copy of the charter of the Company’s management board (the MB, raad van bestuur) and executive committee as adopted by the MB and approved by the Company’s supervisory board (the SB, raad van commissarissen), and effective as of 1 September 2013;

(i)	a pdf copy of the charter of the SB, as adopted by the SB, and effective as of 25 February 2014 (reglement van de raad van commissarissen);

(j)	a draft of the written resolutions of the MB of the Company dated 22 January 2016 approving the Admission (the MB Resolutions);

(k)	a draft of the written resolutions of the SB of the Company dated 22 January 2016 approving the draft MB Resolutions;

(l)	a draft Merger deed pursuant to which the Merger may be effected and the Ordinary Shares may be issued (the Merger Deed).

The documents (j) through (k) are collectively referred to as the Resolutions. Unless explicitly stated in this legal opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it.

4.	We assume:

(a)	the genuineness of all signatures on the documents referred to in paragraph 3 above;

(b)	the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies or by electronic means;

(c)	that the documents referred to in paragraph 3 (a), (b), (d), (e), (f), (h) and (i) above were at their date, and have through the date hereof remained, accurate and in full force and effect;

(d)	that the documents referred to in paragraph 3 (c), (g), (h), (j), (k) and (l) above will have been validly signed on behalf of all parties thereto, recorded in a notarial deed (notariële akte) where required in accordance with applicable law, in full force and effect prior to the Admission and will remain in full force and effect thereafter;

(e)	that the information as recorded in the Excerpt is correct as of the date hereof;

(f)	that the Merger Proposal is filed and published in accordance with applicable law;

(g)	that a duly convened extraordinary shareholders meeting of Ahold adopts all the resolutions required for the Merger, including but not limited to a resolution to adopt the Merger Proposal;

(h)	that a duly convened extraordinary shareholders meeting of Delhaize adopts all the resolutions required for the Merger, including but not limited to a resolution to adopt the Merger Proposal;

(i)	that each of the pre-merger certificates in accordance with Article 772/12 of the Belgian Companies Code and Article 2:333i, section 3, of the Dutch Civil Code, respectively, will be issued;

(j)	the Merger and the transactions contemplated thereby are conducive to the corporate objects and in the interest of the Company;

(k)	that the Company has its centre of main interests (within the meaning of the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May 2000 (the Regulation)) within the Netherlands and that it has not been subjected to any of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Regulation (as amended by Council Regulation (EC) No. 608/2005 of 12 April 2005) in any EU Member State other than the Netherlands;

(l)	that the Company has not been dissolved (ontbonden), granted a moratorium (surséance verleend) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt, (b) an online search in the central insolvency register today and (c) information obtained by telephone on 22 January 2016 from the insolvency office (afdeling insolventie) of the court of Noord-Holland, the Netherlands;

(m)	that the Resolutions will have been made with due observance of the provisions of the Articles of Association relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof), the Resolutions including any power of attorney therein have not been and will not be annulled, modified, revoked or rescinded and are in full force and effect as at the date hereof and that each factual confirmation and statement in those Resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) is correct;

(n)	that any and all authorisations and consents of, or filings with or notifications to any public authority or other relevant body or person in or of any jurisdiction other than the Netherlands which may be required in respect of the Merger have been or will be duly obtained or made, as the case may be;

(o)	that the Articles of Association are the articles of association of the Company in force on the date hereof. Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt;

(p)	that any law, other than Dutch law, which may apply to the Admission (or the transactions contemplated thereby) would not be such as to affect any conclusion stated in this legal opinion; and

(q)	that the Ordinary Shares have been, or will be, admitted to listing and trading on Euronext Amsterdam and Euronext Brussels.

5.	This legal opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding (i) tax law (except as specifically referred to herein), (ii) the laws of the European Union (insofar not directly applicable in the Netherlands) and (iii) competition or procurement laws.

We express no opinion as to matters of fact in this legal opinion. We assume that there are no facts not disclosed to us, which could affect the conclusions in this opinion.

This legal opinion is limited to the legality of the Ordinary Shares and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Registration Statement.

6.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

The Ordinary Shares, when issued pursuant to the Merger Deed, after completion of the Exchange, will be legally issued, fully paid and non-assessable.

7.	This opinion is subject to the following qualifications:

(a)	The opinions expressed in this letter may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganisation, moratorium (surséance van betaling), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(b)	Under the laws of the Netherlands, the incorrectness or incompleteness of the information registered with the Trade Register may not be used by the Company as a defence against a third party who, at the time of concluding the relevant transaction, did not know that such information was incorrect or incomplete.

(c)	Notwithstanding an exclusive jurisdiction clause for a foreign court, a Dutch court may refuse to set aside proceedings which have been commenced before it and a Dutch court may give effect to mandatory rules of law of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied, whatever the chosen law.

(d)	Notwithstanding any provision to the contrary therein, under Dutch law any agreement governed by Dutch law may be amended orally or by the conduct of the parties thereto.

(e)	There is no equivalent of the term “non assessable” under the laws of the Netherlands. For the purposes of this opinion, “non-assessable” means that the holder of a share will not, by reason only of the holding of that share, be subject to any assessments or calls for payment on that share by the relevant issuing company or its creditors that is in addition to the amount required for the share to be fully paid.

8.	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This legal opinion is given on the express basis that this legal opinion and all rights, obligations or liability in relation to it are governed by Dutch law. This legal opinion is given exclusively in connection with the Registration Statement and for no other purpose.

9.	We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and also consent to the reference to Allen & Overy LLP in the Registration Statement under the caption “Legal Matters”.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

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